Exhibit 10.30

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is made and entered into effective as of December 24, 2008, by WALLACE D. RUIZ (“Executive”) and SRI/SURGICAL EXPRESS, INC., a Florida corporation (the “Company”).

BACKGROUND

Executive and Company entered into an Employment Agreement dated as of July 1, 2005 (the “Employment Agreement”). Executive and Company desire to amend the Employment Agreement on the terms and conditions set forth below in order to bring the Employment Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

OPERATIVE TERMS

In consideration of the respective agreements of the parties contained in this Amendment and for other good and valuable consideration, the parties agree to amend the Employment Agreement as follows:

1. The definitions of “Involuntary Termination” and “Severance Date” in Section 1 of the Employment Agreement are amended and restated to read as follows:

“Involuntary Termination” means the termination of Executive by the Company for any reason other than for Cause, death, or Disability that constitutes an “involuntary separation from service” within the meaning of Treasury Regulations Section 1.409A-1(n)(1). To the extent necessary to comply with Section 409A, references to “termination of employment,” “separation from service” or variations thereof in this Agreement shall mean the Executive’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) and the default rules of Treasury Regulations Section 1.409A-1(h).

“Severance Date” means the effective date of Executive’s separation from service from the Company by reason of an Involuntary Termination. To the extent necessary to comply with Section 409A, references to the “date of employment termination” or variations thereof in this Agreement shall mean the Severance Date.

2. Section 4(a)(ii) of the Employment Agreement is amended by inserting the following sentences at the end thereof:

To receive an annual bonus for any calendar year, Executive must remain employed with the Company until the time of payment. All annual bonuses shall be paid to Executive on or after January 1 and on or before March 31 of the year immediately following the year to which the bonus relates.

3. Section 4(e) of the Employment Agreement is amended by inserting the following sentence at the end thereof:

A termination of employment at the election of the Executive shall be treated as an Involuntary Termination by reason of this Section 4(e) only if Executive voluntarily separates from service from the Company within ninety (90) days following the end of the 90-day period during which D&O Coverage is not maintained. The foregoing good reason provision is intended to qualify under Treasury Regulations Section 1.409A-1(n)(2) to be treated as an involuntary separation from service, and shall be interpreted and administered consistently therewith.

4. The penultimate sentence of Section 8(b)(i) of the Employment Agreement is amended and restated to read as follows:

In addition, the Company shall (A) continue to pay to the Executive his Annual Salary as scheduled for a period of nine (9) months following the Severance Date, as his sole severance compensation benefit; provided that such payments will be paid in accordance with the Company’s payroll dates in effect on the Severance Date, and such payment dates will not be affected by any subsequent change in the Company’s payroll practices, and (B) provided that Executive is eligible for and timely elects continuation of his health insurance benefits pursuant to COBRA, for a period of nine (9) months following the Severance Date, the Company shall pay COBRA premiums in order for Executive to maintain medical insurance coverage at the level in effect on the Severance Date; provided, however, that the Company’s obligation to pay Executive’s COBRA premiums will cease immediately in the event Executive becomes eligible for group health insurance during such nine (9) month period, and Executive agrees to promptly notify the Company if he becomes eligible to be covered by group health insurance during such period.

5. Section 8(b)(ii) of the Employment Agreement is amended by inserting the following sentence at the end thereof:

If the Executive has not executed and delivered the release referenced in the first sentence of this Section 8(b)(ii) with all periods for revocation thereof expired as of the date that is sixty (60) days after the Severance Date (“Required Release Date”), the Executive shall forfeit the right to receive the foregoing severance compensation. Any severance compensation that is not deferred compensation within the meaning of Section 409A shall commence upon the second payroll date following the first date on which the release is executed and delivered with all periods for revocation thereof expired (the “Release Effective Date”), and continue for the remaining term of the nine month severance period after the Severance Date; provided that such first payment shall include all such amounts that otherwise would have been paid prior to the Release Effective Date had the severance compensation commenced on the first payroll date following the Severance Date. Subject to Section 8(b)(iii), payments of severance compensation that constitute deferred compensation within the meaning of Section 409A shall commence on the second payroll date after the Required Release Date (regardless of when the Release Effective Date occurs); and continue for the remaining term of the nine month severance period after the Severance Date; provided that such first payment shall include all such amounts that otherwise would have been paid prior to the Required Release Date had the severance compensation commenced on the first payroll date following the Severance Date.

6. The Employment Agreement is amended by adding the following as new Section 8(b)(iii) thereof:

(iii) Specified Employee. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” (as determined by the Company under Section 409A) on the Severance Date, to the extent that Executive is entitled to receive any benefit or payment upon such separation from service under this Agreement that constitutes deferred compensation within the meaning of Section 409A before the date that is six (6) months after the Severance Date, such benefits or payments shall not be provided or paid to Executive on the date otherwise required to be provided or paid. Instead, all such amounts shall be accumulated and paid in a single lump sum to Executive on the first business day after the date that is six (6) months after the Severance Date (or, if earlier, within fifteen (15) days following Executive’s date of death). All benefits or payments otherwise required to be provided or paid on or after the date that is six (6) months after the Severance Date shall not be affected by this Section 8(b)(iii). Prior to the imposition of the six month delay as set forth in this Section 8(b)(iii), it is intended that (i) each installment under this Agreement be regarded as a separate “payment” for purposes of Section 409A, and (ii) all benefits or payments provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) (short-term deferral) or 1.409A-1(b)(9) (certain separation pay plans). This Section 8(b)(iii) is intended to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.

7. The Employment Agreement is amended by adding the following as new Section 13 thereof:

13. Tax Matters.

(a) Reimbursement and In-Kind Benefits. To the extent this Agreement provides for reimbursements of expenses incurred by Executive or in-kind benefits the provision of which are not exempt from the requirements of Section 409A, the following terms apply with respect to such reimbursements or benefits: (1) the reimbursement of expenses or provision of in-kind benefits will be made or provided only during the term of employment hereunder, or other period of time specifically provided herein; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (3) all reimbursements will be made upon Executive’s request in accordance with the Company’s normal policies but no later than the last day of the calendar year immediately following the calendar year in which the expense was incurred; and (4) the right to the reimbursement or the in-kind benefit will not be subject to liquidation or exchange for another benefit.

(b) Section 409A; Liability for Taxes. The parties intend for this Agreement to conform in all respects to the requirements under Section 409A or an exemption thereto. Accordingly, the parties intend for this Agreement to be interpreted, construed, administered and applied in a manner as shall meet and comply with the requirements of Section 409A or an exemption thereto. Notwithstanding any other provision of this Agreement, none of the Company, its subsidiaries or affiliates or any individual acting as a director, officer, employee, agent or other representative of the Company or a subsidiary or affiliate shall be liable to Executive or any other person for any claim, loss, liability or expense arising out of any interest, penalties or additional taxes due by Executive or any other person as a result of this Agreement or the administration thereof not satisfying any of the requirements of Section 409A.

8. Except as expressly amended by this Amendment, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

9. The parties may execute this Amendment in counterparts. Each executed counterpart will constitute an original document, and all executed counterparts, together, will constitute the same agreement.

[Signature Page Follows]

SIGNATURE PAGE TO

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment effective as of the date first set forth above.

WITNESSES:	SRI/SURGICAL EXPRESS, INC., a Florida corporation

/s/ Ray Reilly	By:	/s/ Gerald Woodard
	Name:	Gerald Woodard
	Title:	CEO

WITNESSES:	“EXECUTIVE”

/s/ Ray Reilly	/s/ Wallace D. Ruiz
WALLACE D. RUIZ

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